November 3, 2021
PNC BANK, NATIONAL ASSOCIATION,
as Agent for and on behalf of the
Lenders as referred to below
2100 Ross Avenue, Suite 1850
Dallas, Texas 75201
Attention: Relationship Manager -Mammoth Energy

Re:    Third Amendment to Amended and Restated Revolving Credit and Security Agreement
Ladies and Gentlemen:
PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders from time to time party to the Credit Agreement referred to below (PNC, in such capacity, together with its successors and assigns in such capacity, the “Agent”) for the Lenders from time to time party to the Credit Agreement referred to below, the Lenders party thereto, MAMMOTH ENERGY SERVICES, INC., a corporation organized under the laws of the State of Delaware (formerly Mammoth Energy Services Inc.) (“Mammoth”), as a Borrower, and together with the other Borrowers party to the Credit Agreement referred to below, have previously entered into financing arrangements pursuant to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of October 19, 2018, by and among Borrowers, Agent, and Lenders (as previously amended by the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated November 5, 2019, the Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of February 26, 2020, as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), and the Other Documents referred to therein or at any time executed and/or delivered in connection therewith or related thereto. All capitalized terms used herein shall have the meaning assigned thereto in the Credit Agreement, unless otherwise defined herein.
Borrowers have requested that Agent and Lenders (a) amend certain financial covenants in the Credit Agreement, and (b) provide for certain other amendments to the Credit Agreement; and Agent and Lenders are willing to agree to the foregoing, on and subject to the terms and conditions set forth in this letter agreement Re: Third Amendment to Amended and Restated Revolving Credit and Security Agreement (this “Third Amendment”).
Borrowers have additionally advised Agent of their election, pursuant to Section 2.25 of the Credit Agreement, to permanently reduce the Maximum Revolving Advance Amount, as set forth in this Third Amendment.
In consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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1.Acknowledgment of Obligations, Security Interests and Financing Agreements.
(a)Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that, as of the date hereof, Borrowers are unconditionally indebted to Agent and Lenders as of the close of business on November 2, 2021, in respect of the Advances in the aggregate principal amount of $77,764,376.31 and outstanding Letters of Credit in the Undrawn Amount of $9,038,184.50, together with interest accrued and accruing on the Advances, and all fees, costs, expenses and other sums and charges payable by Borrowers to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, all of which are unconditionally owing by Borrowers to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.
(b)Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Agent and Lenders have, and shall continue to have, valid, enforceable and perfected security interests in and Liens upon the Collateral heretofore granted by Borrowers to Agent, for the benefit of Lenders and the other Secured Parties, pursuant to the Credit Agreement and the Other Documents or otherwise granted to or held by Agent.
(c)Binding Effect of Credit Agreement and Other Documents. Borrowers hereby acknowledge, confirm and agree that: (i) each of the Credit Agreement and the Other Documents to which Borrowers are a party has been duly executed and delivered to Agent and Lenders by Borrowers, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in the Credit Agreement and such Other Documents to which they are a party and in this Third Amendment constitute the legal, valid and binding Obligations of Borrowers, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Credit Agreement and the Other Documents and pursuant to applicable law, but subject to the terms and conditions of this Third Amendment.
2.Amendments to Loan Agreement and Certain Additional Covenants.
(a)Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Credit Agreement and the Other Documents are hereby amended to include, in addition and not in limitation, the following definitions:
“Limited Covenant Waiver Period” shall mean the period commencing on the Third Amendment Effective Date and ending on the earlier of (a) May 15, 2022, (b) Agent’s receipt of a Compliance Certificate pursuant to Section 9.8 of the Credit Agreement for the fiscal quarter ended September 30, 2021 or for the fiscal quarter ended December 31, 2021, which evidences that Credit Parties have complied with both the Leverage Ratio and the Fixed Charge Coverage Ratio for the four fiscal quarter period

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ended on the last day of the applicable fiscal quarter, in accordance with Sections 6.5(b) and 6.5(d) hereof, respectively, as in effect prior to the Third Amendment Effective Date and as determined without regard to any of the provisions of the Third Amendment which waive compliance with such financial covenants during the Limited Covenant Waiver Period, and (c) the occurrence of any Event of Default following the Third Amendment Effective Date.
“Non-Recurring Proceeds” shall mean all cash proceeds at any time received by Credit Parties that arise from any transaction or event that is outside the ordinary course of Credit Parties’ business (including, without limitation, cash proceeds arising from settlement of any legal action, cash proceeds received in respect of any claim of Credit Parties asserted in any bankruptcy or insolvency proceeding of any Person (including, without limitation, the claims of Cobra Acquisitions LLC asserted in PREPA’s bankruptcy case), or receipt of any federal or state income tax refund), less the reasonable direct costs and expenses of the applicable Credit Parties incurred and paid in cash in connection with any such non-ordinary course transaction or event, including, without limitation, the reasonable fees and expenses of Credit Parties’ counsel incurred in connection with any such non-ordinary course transaction or event.
“Third Amendment” shall mean the letter agreement Re: Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of Third Amendment Effective Date, by and among Agent, Lenders, and Borrowers.
“Third Amendment Effective Date” shall mean the date of the Third Amendment, which shall be inserted therein by Agent upon satisfaction of all conditions to the effectiveness thereof set forth in Section 4 thereof, as reasonably determined by Agent.
“Third Amendment Fee Letter” shall mean the Fee Letter, dated as of November 3, 2021, executed among Borrowers, PNC Capital Markets LLC and PNC.
(b)Adjusted EBITDA. The definition of “Adjusted EBITDA” set forth in Section 1.2 of the Credit Agreement is hereby amended by amending and restating clause (ii)(B) thereof in its entirety as follows:
“(B) all amounts incurred and payable for all fees, commissions and charges under this Agreement and the Other Documents and with respect to any Advances, or other Indebtedness for borrowed money, including any amendment, modification, or supplement hereof or thereof, including, without limitation, fees and expenses

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paid during such period which were incurred in connection with the Third Amendment;”
(c)Applicable Margin. The definition of “Applicable Margin” set forth in Section 1.2 of the Credit Agreement is hereby amended by (i) deleting each erroneous reference to “Excess Availability” currently contained in such definition and substituting “Usage Amount” for each such reference, and (ii) inserting the following sentence at the end of such definition:
“Notwithstanding the foregoing, at all times solely during the period from and after the Third Amendment Effective Date through and including the last day of the Limited Covenant Waiver Period, “Applicable Margin” shall mean an amount equal to three and one-half percent (3.50%) for (a) Revolving Advances consisting of Domestic Rate Loans and (b) Swing Loans.”
For clarity and convenience sake, after giving effect to the foregoing amendments, the definition of “Applicable Margin” is set forth in its entirety immediately below:
““Applicable Margin” shall mean as of the date on which the quarterly financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.8 for the most recently completed fiscal quarter are due to be delivered (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Usage Amount as of the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

USAGE AMOUNT	APPLICABLE MARGINS FOR LIBOR RATE LOANS	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS
If the Usage Amount is less than $40,000,000	3.00%	2.00%
If the Usage Amount is equal to or greater than $40,000,000 but equal to or less than $75,000,000	3.25%	2.25%
If the Usage Amount is greater than $75,000,000	3.50%	2.50%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by

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the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Usage Amount reflected in such statements. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.
If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, Agent reasonably determines that (a) the Usage Amount as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Usage Amount for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Usage Amount would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Usage Amount would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Usage Amount would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all

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applicable periods over the amounts of interest actually paid for such periods.
Notwithstanding the foregoing, at all times solely during the period from and after the Third Amendment Effective Date through and including the last day of the Limited Covenant Waiver Period, “Applicable Margin” shall mean an amount equal to three and one-half percent (3.50%) for (a) Revolving Advances consisting of Domestic Rate Loans and (b) Swing Loans.”
(d)Unavailability of LIBOR Rate Loans During Limited Covenant Waiver Period. Notwithstanding anything to the contrary set forth in Section 2.2 of the Credit Agreement or in any other Section, definition or provision of the Credit Agreement or any Other Document, at all times during the period from and after the Third Amendment Effective Date through and including the last day of the Limited Covenant Waiver Period, (i) Borrowers shall have no right to request or receive LIBOR Rate Loans for any Advance or to convert any existing Domestic Rate Loans to LIBOR Rate Loans, (ii) Agent and Lenders shall have no obligation whatsoever to provide LIBOR Rate Loans for any Advance or to convert any existing Domestic Rate Loans to LIBOR Rate Loans, (iii) all LIBOR Rate Loans that are outstanding on the Third Amendment Effective Date shall automatically convert to and shall constitute Domestic Rate Loans as of the expiration of each currently existing Interest Period with respect to each of such outstanding LIBOR Rate Loans, and (iv) all Advances made (or deemed made) by Agent and Lenders to Borrowers at any time during the Limited Covenant Waiver Period shall be Domestic Rate Loans.
(e)Commitment Amount. The definition of “Commitment Amount” in Section 1.2 of the Credit Agreement is hereby amended by amending and restating clause (i) thereof in its entirety as follows:
““Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Commitment Amount (if any) set forth below such Lender’s name on its signature page to the Third Amendment (or, in the case of any Lender that became party to this Agreement after the Third Amendment Effective Date pursuant to Section 16.3(c) or (d) hereof, the Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement),”
(f)Commitment Percentage. The definition of “Commitment Percentage” in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Commitment Percentage” shall mean, (i) as to any Lender other than a New Lender, the Commitment Percentage (if any) set forth below such Lender’s name on its signature page to the Third Amendment (or, in the case of any Lender that became party to this Agreement after the Third Amendment Effective Date

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pursuant to Section 16.3(c) or (d) hereof, the Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.
(g)Increase in Facility Fee During Limited Waiver Period. Section 3.3 of the Credit Agreement is hereby amended by adding the following sentence as the final sentence of such Section 3.3:
“Notwithstanding the foregoing, at all times solely during the period from and after the Third Amendment Effective Date through and including the last day of the Limited Covenant Waiver Period, the Facility Fee shall be calculate at a rate equal to one-half of one percent (0.50%) per annum on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount.
(h)Reduction in Maximum Revolving Advance Amount. The definition of “Maximum Revolving Advance Amount” in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
““Maximum Revolving Advance Amount” shall mean $120,000,000 less any decreases in accordance with Section 2.25.”
(i)Mandatory Prepayment with Non-Recurring Proceeds. Section 2.20(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    Notwithstanding anything to the contrary set forth in Section 2.8 or Section 2.20(a) above, at all times solely during the period from and after the Third Amendment Effective Date through and including the last day of the Limited Covenant Waiver Period, Borrowers shall promptly (but in no event more than three (3) Business Days following receipt of any Non-Recurring Proceeds) remit to Agent (or cause to be remitted to Agent) all Non-Recurring Proceeds that are at any time received by Credit Parties and, until the date of delivery thereof to Agent, such Non-Recurring Proceeds shall be and shall be deemed to be held in trust exclusively for Agent. All such Non-Recurring Proceeds (including any Non-Recurring Proceeds received directly by Agent during a Trigger Period) shall be applied to the repayment of the then outstanding Advances (including, at Agent’s option, cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has

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occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof; and concurrently with the foregoing, (1) Agent shall establish a Reserve against the Formula Amount in an amount equal to fifty percent (50%) of such Non-Recurring Proceeds which have been applied to the Advances (such fifty percent (50%) share of such Non-Recurring Proceeds being referred to as the “50% Share of Non-Recurring Proceeds”), and (2) the Maximum Revolving Advance Amount shall be permanently reduced in an amount equal to such 50% Share of Non-Recurring Proceeds. Each such reduction of the Maximum Revolving Advance Amount shall be applied ratably among the Lenders according to their respective Commitment Amounts.”
(j)Amendment of Eligible Equipment Sublimit. The definition of “Eligible Equipment Sublimit” is hereby amended by amending and restating in its entirety the proviso therein as follows:
“provided, however, (i) in the event that Borrower sells, transfers or otherwise disposes of any Eligible Equipment included in the calculation of clause (vi) of Section 2.1(a)(y) or any such Eligible Equipment is subject to a casualty event after the Second Amendment Effective Date (any such sale, transfer, disposition or casualty event being referred to as a “Disposition”, and any Eligible Equipment that is the subject of a Disposition being referred to as “Disposed Equipment”), the Eligible Equipment Sublimit shall be thereupon further reduced by an amount equal to the Equipment Advance Rate times the net orderly liquidation value of such Disposed Equipment pursuant to the most recent NOLV Appraisal, (ii) in the event that Non-Recurring Proceeds are at any time remitted to Agent pursuant to Section 2.20(b), then the Eligible Equipment Sublimit shall be reduced by an amount equal to fifty percent (50%) of all Non-Recurring Proceeds that have been remitted to Agent (regardless of whether such Non-Recurring Proceeds are applied to repay Advances or are made available to Borrowing Agent in accordance with Section 2.20(b)), and (iii) a reduction in the Eligible Equipment Sublimit as a result of a Disposition in any calendar quarter pursuant to the immediately preceding clause (i) or clause (ii) shall in no event limit or affect the regularly scheduled Quarterly Reduction for any calendar quarter thereafter pursuant this clause (b).
(k)Financial Covenant Compliance Suspension During Limited Covenant Waiver Period. Notwithstanding anything to the contrary set forth in Sections 6.5(b) and 6.5(d) of the Credit Agreement (the “Applicable Covenant Sections”), Credit Parties shall have no

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obligation to comply with the Applicable Covenant Sections for the fiscal quarters ending September 30, 2021 and December 31, 2021, respectively.
(l)Minimum Adjusted EBITDA Financial Covenant. Section 6.5(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Minimum Adjusted EBITDA. Maintain Adjusted EBITDA for the fiscal quarter ending December 31, 2021 of not less than $6,000,000.”
(m)Minimum Excess Availability. Section 6.5(c) of the Credit Agreement is hereby is hereby amended and restated in its entirety to read as follows:
“(c)    Minimum Excess Availability. Maintain Excess Availability in an amount not less than $10,000,000 at all times during the period from and after the Third Amendment Effective Date through and including the last day of the Limited Covenant Waiver Period; provided, however, that, (i) notwithstanding anything to the contrary contained in Section 10.5 of the Credit Agreement, if Borrowers fail to comply with this covenant on any day, an Event of Default shall not be deemed to have occurred as a result thereof unless Excess Availability remains below $10,000,000 for a total of three (3) consecutive Business Days, inclusive of the first day on which such non-compliance occurred, and (ii) during such three (3) Business Day period, consistent with Section 8.2(b) hereof, no Advances shall be made and no Letters of Credit shall be issued to Borrowers, except that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of such Default or Event of Default arising from such non-compliance, and any Advances so made shall not be deemed a waiver of any such Default or Event of Default.”
(n)Acquisitions and Investments During Limited Covenant Waiver Period. Notwithstanding anything to the contrary set forth in Section 7.1(a), Section 7.4 of the Credit Agreement or any defined terms that are used in such Sections, during the Limited Covenant Waiver Period, no Credit Party shall (i) consummate any Permitted Acquisitions, (ii) enter into any Permitted Joint Venture Investments, or (iii) consummate any transaction that would otherwise constitute a Permitted Investment pursuant to clause (f) with respect to Unrestricted Subsidiaries or clause (i) thereof, except that, during the Limited Covenant Waiver Period, Credit Parties shall be permitted to consummate any transaction that would constitute a Permitted Investment pursuant to clause (f) of the definition of Permitted Investment so long as (A) no Default or Event of Default then exists or will result therefrom and (B) after giving effect to such Permitted Investment in an Unrestricted Subsidiary, pro forma Excess Availability will be no less than 22.5% of the Maximum Available Credit.
(o)Dividends and Distributions During Limited Covenant Waiver Period. Notwithstanding anything to the contrary set forth in Section 7.7 of the Credit Agreement, during

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the Limited Covenant Waiver Period, no Credit Party shall make, pay, or distribute any Permitted Dividends.
(p)Unrestricted Subsidiaries. At all times during the period from and after the Third Amendment Effective Date through and including the last day of the Limited Covenant Waiver Period, (i) notwithstanding anything to the contrary contained in the definition of “Unrestricted Subsidiaries” set forth in Section 1.2 of the Credit Agreement or any other provision of the Credit Agreement related to the designation of any Subsidiary of any Credit Party as an Unrestricted Subsidiary, no Credit Party shall have any rights to designate any Subsidiary of such Credit Party as an Unrestricted Subsidiary, and (ii) notwithstanding anything to the contrary contained in the definition of “Permitted Investments” set forth in Section 1.2 of the Credit Agreement or in the definition of “Permitted Loans” set forth in Section 1.2 of the Credit Agreement, no Credit Party shall make any investments of any kind or nature in, or make any loans or advances to, any Unrestricted Subsidiary that exists as of the Third Amendment Effective Date in an aggregate amount in excess of $1,500,000 for all such investments in and loans to each such existing Unrestricted Subsidiary; except, in the case of any action, transaction or event described in either of the foregoing clauses (i) and (ii), upon receipt of the prior written approval of Agent with respect thereto in its sole and absolute discretion. Credit Parties and Agent acknowledge and agree that Schedule I appended to this Amendment contains a list of all Unrestricted Subsidiaries that exist as of the Third Amendment Effective Date.
(q)Advisor. Credit Parties have advised Agent that Credit Parties have prior to the date hereof engaged an advisor to (a) advise Credit Parties with regard to (among other things) efforts to achieve certain operational efficiencies, improvement in results of operations, and general business strategy, and (b) provide assistance to Credit Parties in the preparation of the Supplemental Reporting and information as to Credit Parties required by (and as such term is defined in) Section 2© of this Amendment. Credit Parties hereby acknowledge and confirm that such advisor (herein referred to as the “Advisor”) was selected by and has been retained by Credit Parties and was neither selected by nor retained by Agent and Lenders. Agent acknowledges that the Advisor is acceptable to Agent. Credit Parties covenant and agree that (i) Credit Parties shall continue to engage the Advisor for the foregoing purposes at all times during the Limited Covenant Waiver Period, (ii) the Advisor is irrevocably authorized and directed to (A) communicate and cooperate with Agent and to communicate directly with Agent with respect to the Supplemental Reporting, including (without limitation) for the purpose of responding to any reasonable inquiries Agent may have with respect to the Supplemental Reporting and providing such additional information with respect to the Supplemental Reporting and other information reasonably requested by Agent relating to the Collateral or the financial condition or operations of the businesses of Borrowers as Agent may at any time reasonably request, and (B) keep Agent informed of the progress of the business and operations of Borrowers and respond to any inquiries of Agent and Lenders regarding the business and operations of Borrowers, and (iii) the Advisor shall have reasonable access to all of the books and records of Credit Parties and reasonable access to all of the premises of Credit Parties and to the management of Credit Parties as and when reasonably deemed necessary by the Advisor.
(r)Supplemental Reporting During Limited Covenant Waiver Period. In addition to (and not in limitation of) the information and reporting as to Credit Parties required by Article IX of the Credit Agreement, Credit Parties shall, or shall cause Borrowing Agent on

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their behalf to provide to Agent, the following information and reports, all of which shall be in form and substance (including, without limitation, in scope and level of detail) acceptable to Agent (the “Supplemental Reporting”):
(i)On or before November 15, 2021, the following information prepared on a 13-week basis for each week, commencing with the week ending November 19, 2021 (the “13-Week Cash Flow”): (A) projected weekly operating cash receipts for each week set forth in the 13-Week Cash Flow, and (B) projected weekly disbursements for each week set forth in the 13-Week Cash Flow. The 13-Week Cash Flow shall be accompanied by a certificate signed by the President or Chief Financial Officer of Borrowing Agent to the effect that such 13-Week Cash Flow has been prepared by or under the supervision of the Chief Financial Officer of Borrowing Agent, based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein (it being understood that (i) actual results may vary from such projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature), and that such officer has no reason to question the reasonableness of any material assumptions on which such 13-Week Cash Flow was prepared that could reasonably be expected to result in a Material Adverse Effect. In addition, beginning on November 26, 2021 and continuing each Friday thereafter, the Borrowing Agent shall deliver to Agent by no later than 5:00 p.m. (Central time) on each such Friday a report that sets forth for the immediately preceding week a comparison of the actual cash receipts and cash disbursements to the projected information for such weekly periods set forth in the existing 13-Week Cash Flow most recently delivered to Agent, together with a certification from Borrowing Agent’s President or Chief Financial Officer that no material deviation from the projections contained in such existing 13-Week Cash Flow has occurred or, if a material deviation has occurred, a detailed explanation of such occurrence. Credit Parties shall deliver to Agent an updated 13-Week Cash Flow on Friday, December 10, 2021 with respect to the initial 13-Week Cash Flow covering the week ending November 19, 2021, and updated on the Friday of the fourth week of each 13-Week Cash Flow thereafter delivered to Agent and in each case prepared on a cumulative, weekly roll forward basis for the following 13 weeks, in form and substance reasonably satisfactory to Agent.
(ii)On or before November 30, 2021, Credit Parties shall deliver to Agent (A) a written report summarizing the results of their operations to date for their current fiscal year, including all material variances from budgets previously submitted by Borrowers to Agent pursuant to Section 9.12 for such fiscal year, and a discussion and analysis by management with respect to such variances, and (B) management’s projected results of operations for Credit Parties’ fiscal quarter ending December 31, 2021, each in form and substance reasonably satisfactory to Agent.
(iii)Notwithstanding anything to the contrary set forth in Section 9.12(a) of the Credit Agreement, on or before December 15, 2021, Credit Parties shall deliver to Agent a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for their 2022 fiscal year, together with all such related information as is required by such Section 9.12(a).

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(s)Notice to Agent or PNC. Section 16.6 of the Credit Agreement is hereby amended by deleting the notice information for the additional copy of any Notice to be delivered to counsel to Agent and PNC set forth in clause (A) of such Section, immediately below Section 16.6(g), and substituting the following notice information for successor counsel to Agent and PNC:
    “with an additional copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Lawrence F. Flick II
Facsimile: (917) 332-3787”
3.Representations, Warranties and Covenants. Credit Parties hereby represent, warrant and covenant to Agent and Lenders the following (which shall survive the execution and delivery of this Third Amendment), the truth and accuracy of which are a continuing condition of the making of Advances to Borrowers:
(a)This Third Amendment and each other agreement or instrument to be executed and delivered by Credit Parties in connection herewith (collectively, together with this Third Amendment, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of Credit Parties, and the agreements and obligations of Credit Parties contained herein and therein constitute the legal, valid and binding obligations of Credit Parties, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditor’s rights generally and by general principles of equity;
(b)The execution, delivery and performance of this Third Amendment (i) are all within Credit Parties’ corporate or limited liability company powers, as applicable, (ii) are not in contravention of law or the terms of Credit Parties’ certificate or articles of organization or formation, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which Credit Parties are a party or by which Credit Parties or their property are bound and (iii) shall not result in the creation or imposition of any Lien, claim, charge or encumbrance upon any of the Collateral, other than Permitted Encumbrances;
(c)All of the representations and warranties set forth in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date; and
(d)After giving effect to this Third Amendment, no Default or Event of Default exists as of the date of this Third Amendment.
4.Conditions Precedent. The amendments set forth in Section 2 of this Third Amendment and the other agreements set forth in this Third Amendment shall not be effective until each of the following conditions precedent are satisfied in a manner satisfactory to Agent:

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(a)the receipt by Agent of this Third Amendment, duly authorized and executed by Credit Parties, Lenders and Agent, duly authorized and executed by Credit Parties and Agent;
(b)payment by Borrowers to Agent (for the benefit of Agent and Lenders in accordance with separate agreements between Agent and each Lender), of the fees set forth in Third Amendment Fee Letter;
(c)the receipt by Agent of (i) a Joinder Agreement, in form and substance reasonably satisfactory to Agent, pursuant to which Predator Aviation LLC and Falcon Fiber Solutions LLC, each a Delaware limited liability company, shall have joined the Credit Agreement as a Borrower in accordance with Section 7.12(a) of the Credit Agreement, effective immediately prior to the effectiveness of this Amendment, and (ii) a Pledge Agreement (or Pledge Amendment with respect to an existing Pledge Agreement), pursuant to which the Loan Party which owns the Equity Interests of each such new Borrower shall pledge such Equity Interests to Agent as additional Collateral; and
(d)immediately after giving effect to the amendments and agreements set forth herein, there shall exist no Default and no Event of Default.
5.Effect of this Amendment. This Third Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. This Third Amendment constitutes an Other Document. Except as expressly amended and waived pursuant hereto, no other changes or modifications or waivers to Credit Agreement and the Other Documents are intended or implied, and in all other respects the Credit Agreement and Other Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.
6.Release of Agent and Lenders; Covenant Not to Sue.
(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Credit Parties, on behalf of themselves and their agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasor”), hereby absolutely, unconditionally and irrevocably release and forever discharge Agent or any or all of the Lenders in any capacity and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing (Agent and Lenders and all such other parties being hereinafter referred to collectively as the “Lender Releasees” and individually as a “Lender Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off,

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demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Releasor may now or hereafter own, hold, have or claim to have against the Lender Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises from the beginning of the world to the day of execution of this Third Amendment, in each case solely for or on account of, or in relation to, or in any way in connection with the Credit Agreement or any of the Other Documents, as amended and supplemented through the date hereof.
(b)Credit Parties understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provision of such release.
(c)Credit Parties agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.
(d)Credit Parties, on behalf of themselves and their successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably covenant and agree with each Releasee that they will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Releasors pursuant to Section 6(a) above. If any Releasor violates the foregoing covenant, such Releasor agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable and documented attorneys’ fees and costs incurred by any Releasee as a result of such violation.
7.Reviewed by Attorneys. Credit Parties represent and warrant that they: (a) understand fully the terms of this Third Amendment and the consequences of the execution and delivery hereof, (b) have been afforded an opportunity to have this Third Amendment reviewed by, and to discuss the same with, such attorneys and other persons as Credit Parties may wish, and (c) have each entered into this Third Amendment of its own free will and accord and without threat, duress or other coercion of any kind by any person. Credit Parties acknowledge and agree that this Third Amendment shall not be construed more favorably in favor of Borrowers, on the one hand, or Agent and Secured Parties, on the other hand, based upon which party drafted the same, it being acknowledged that Agent and Secured Parties and Credit Parties contributed substantially to the negotiation and preparation of this Third Amendment.
8.Further Assurances. Credit Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Third Amendment.
9.Governing Law. The rights and obligations hereunder of each of the parties hereto shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

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10.Binding Effect. This Third Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
11.Counterparts. This Third Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Third Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Third Amendment by telecopier shall have the same force and effect as delivery of an original executed counterpart of this Third Amendment. Any party delivering an executed counterpart of this Third Amendment by telecopier also shall deliver an original executed counterpart of this Third Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Third Amendment as to such party or any other party.
[SIGNATURE PAGES FOLLOW]

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MAMMOTH ENERGY SERVICES, INC.
MAMMOTH ENERGY PARTNERS LLC
REDBACK ENERGY SERVICES LLC
REDBACK COIL TUBING LLC
REDBACK PUMPDOWN SERVICES LLC
MUSKIE PROPPANT LLC
PANTHER DRILLING SYSTEMS LLC
BISON DRILLING AND FIELD SERVICES LLC
BISON TRUCKING LLC
ANACONDA RENTALS LLC
GREAT WHITE SAND TIGER LODGING LTD.
STINGRAY PRESSURE PUMPING LLC
SILVERBACK ENERGY LLC
MAMMOTH ENERGY INC.
BARRACUDA LOGISTICS LLC
WTL OIL, LLC
MR. INSPECTIONS LLC
SAND TIGER HOLDINGS INC.
MAMMOTH EQUIPMENT LEASING LLC
COBRA ACQUISITIONS LLC
LION POWER SERVICES LLC

By:    /s/ Mark Layton
Name:    Mark Layton
Title:    Chief Financial Officer

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[Signature Page to Third Amendment– Mammoth]

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PIRANHA PROPPANT LLC
MAKO ACQUISITIONS LLC
HIGHER POWER ELECTRICAL, LLC
STURGEON ACQUISITIONS LLC
TAYLOR FRAC, LLC
TAYLOR REAL ESTATE INVESTMENTS, LLC
SOUTH RIVER ROAD, LLC
STINGRAY ENERGY SERVICES LLC
STINGRAY CEMENTING LLC
5 STAR ELECTRIC, LLC
DIRE WOLF ENERGY SERVICES LLC
MAMMOTH EQUIPMENT LEASING II LLC
BISON SAND LOGISTICS LLC
TIGER SHARK LOGISTICS LLC
WOLVERINE SAND LLC
ANACONDA MANUFACTURING LLC
BLACK MAMBA ENERGY LLC
STINGRAY CEMENTING AND ACIDIZING LLC
AQUAHAWK ENERGY LLC
AQUAWOLF LLC
IVORY FREIGHT SOLUTIONS LLC
ORCA ENERGY SERVICES LLC
SEAWOLF ENERGY SERVICES LLC
SILVERBACK LOGISTICS LLC
IFX TRANSPORT LLC
PYTHON EQUIPMENT LLC
FALCON FIBER SOLUTIONS LLC
PREDATOR AVIATION LLC

By:    /s/ Mark Layton
Name:    Mark Layton
Title:    Chief Financial Officer

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[Signature Page to Third Amendment– Mammoth]

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Acknowledged and Agreed:

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent
By: /s/ Ron Zeiber Name: Ron Zieber Title: Senior Vice President Commitment Percentage: 54.054054% Commitment Amount: $64,864,864.86
BARCLAYS BANK PLC, as a Lender
By: /s/ Sydney G. Dennis Name: Sydney G. Dennis Title: Director Commitment Percentage: 18.918919% Commitment Amount: $22,702,702.70 CREDIT SUISSE AG, Cayman Islands Branch, as a Lender
By:    /s/ Lawrence Park
Name:    Lawrence Park
Title:    Authorized Signatory
By:    /s/ Ranjit Lakhanpal
Name:    Ranjit Lakhanpal
Title:    Authorized Signatory
Commitment Percentage: 13.513514%
Commitment Amount: $16,216,216.22

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UMB BANK, N.A., as a Lender
By: /s/ Thomas J. Zeigler Name: Thomas J. Zeigler Title: Senior Vice President Commitment Percentage: 13.513514% Commitment Amount: $16,216,216.22

Schedule I
To
Third Amendment

Unrestricted Subsidiaries as of the Third Amendment Effective Date

1.Cobra Aviation Services LLC, a Delaware limited liability company
2.Air Rescue Systems Corporation, an Oregon corporation
3.Burl & Bob Aircraft Leasing LLC, an Oregon limited liability company
4.Leopard Aviation LLC, a Delaware limited liability company

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